EXHIBIT 99.1

Contact:	Fred Adams, Jr. Chairman and CEO (601) 948-6813

CAL-MAINE FOODS, INC. REPORTS SECOND QUARTER FISCAL 2010 RESULTS

JACKSON, Miss. (December 28, 2009) — Cal-Maine Foods, Inc. (NASDAQ: CALM) today announced results for the second quarter and six months ended November 28, 2009.

Net sales for the second quarter of fiscal 2010 were $229.2 million compared with net sales of $238.3 million for the same quarter of fiscal 2009.  The Company reported net income of $16.1 million, or $0.68 per basic share, for the second quarter of fiscal 2010 compared with net income of $27.2 million, or $1.15 per basic share, for the second quarter of fiscal 2009.

For the first six months of fiscal 2010, net sales were $416.9 million compared with net sales of $445.2 million for the prior-year period.  The Company reported net income of $12.3 million, or $0.52 per basic share, for the first half of fiscal 2010 compared with net income of $38.4 million, or $1.62 per basic share, for the year-earlier period.

Fred Adams, Jr., chairman and chief executive officer of Cal-Maine Foods, Inc., stated, “We are pleased with Cal-Maine’s results for  the second quarter of fiscal 2010.  The supply and demand for eggs were well balanced and sales at the retail level were very good.  However, food service and restaurant sales continued to be slow, reflecting economic trends, and egg product sales were down about two percent.  Our feed costs were down for the quarter, which improved our profitability.  Our management team did a good job and all of our operations have been running smoothly.

“Looking ahead, we continue to see a favorable balance between egg supply and egg demand.  However, while better than a year ago, feed costs will continue to be volatile and relatively high,” added Adams.

For the second quarter of fiscal 2010, Cal-Maine will pay a cash dividend of approximately $0.172 per share to holders of its common and Class A common stock.  The amount paid could vary slightly based on the amount of outstanding shares on the record date.  The dividend is payable February 11, 2010, to shareholders of record on January 27, 2010.

Selected operating statistics for the second quarter of fiscal 2010 compared with the prior year period are shown below:

	13 Weeks Ended		26 Weeks Ended
	November 28, 2009	November 29, 2008	November 28, 2009	November 29, 2008
Dozen Eggs Sold (000)	206,251	185,193	399,298	355,844
Dozen Eggs Produced (000)	164,647	142,868	320,790	276,510

% Specialty Sales (dozen)	13.7%	14.2%	13.4%	13.5%

Net Average Selling Price (dozen)	$1.057	$1.209	$0.992	$1.173
Feed Cost (Dozen)	$0.347	$0.385	$0.352	$0.417

% Specialty Sales	20.5%	18.1%	21.4%	17.7%

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CAL-MAINE FOODS, INC.	POST OFFICE BOX 2960 ▪	JACKSON, MISSISSIPPI 39207
	PHONE 601-948-6813	FAX 601-969-0905

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs.  The Company, which is headquartered in Jackson, Mississippi, currently is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in approximately 29 states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties (contained in the Company’s SEC filings) that could cause actual results to differ materially from those projected.  SEC filings may be obtained from the SEC or by contacting the Company.

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CAL-MAINE FOODS, INC.	POST OFFICE BOX 2960 ▪	JACKSON, MISSISSIPPI 39207
	PHONE 601-948-6813	FAX 601-969-0905

CALM Reports Second Quarter Fiscal 2010 Results

December 28, 2009

CAL-MAINE FOODS, INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

(Unaudited)

(In thousands, except per share amounts)

	13 Weeks Ended		26 Weeks Ended
	November 28,	November 29,	November 28,	November 29,
	2009	2008	2009	2008
Net sales	$229,233	$238,314	$416,899	$445,202
Gross profit	46,827	58,016	65,044	98,663
Operating income	25,435	43,124	20,134	61,105
Other expense	(799)	(332)	(2,358)	(896)
Income before income taxes	24,636	42,792	17,776	60,209

Net income	$16,094	$27,244	$12,262	$38,391

Net income per common share:
Basic	$0.68	$1.15	$0.52	$1.62
Diluted	$0.67	$1.14	$0.51	$1.61

Weighted average shares outstanding:
Basic	23,807	23,789	23,799	23,750
Diluted	23,881	23,826	23,873	23,797

SUMMARY BALANCE SHEET
(Unaudited)
(In thousands)

	November 28, 2009	May 30, 2009
ASSETS
Cash and short-term investments	$151,717	$82,048
Receivables	79,730	44,628
Inventories	98,565	97,535
Other	4,270	17,474
Current assets	334,282	241,685

Property, plant and equipment (net)	238,726	249,958
Other assets	57,163	91,202
Total assets	$630,171	$582,845

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and accrued expenses	$86,090	$61,845
Other current liabilities	—	8,400
Current maturities of long-term debt	39,485	13,806
Deferred income taxes	20,495	19,635
Current liabilities	146,070	103,686

Deferred income taxes and other liabilities	32,520	30,167
Long-term debt, less current maturities	112,272	115,983
Shareholders' equity	339,309	333,009
Total liabilities and shareholders' equity	$630,171	$582,845

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